Exhibit 99.1

ASSURANT CLOSES ITS $2.5 BILLION ACQUISITION OF THE WARRANTY GROUP

•	Creates premier global lifestyle provider with meaningful growth potential, significant operating synergies and highly diversified earnings stream

•	Solidifies position as a global leader in vehicle protection market protecting over 40 million vehicles worldwide

•	Deepens footprint and product offerings in key international markets

NEW YORK – May 31, 2018 – Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today announced the closing of its acquisition of The Warranty Group from TPG Capital for a total enterprise value of approximately $2.5 billion. This reflects approximately 10.4 million Assurant shares, or $993 million based on the acquisition agreement closing price, and approximately $1.5 billion in cash, after considering the repayment of The Warranty Group’s $596 million in existing debt. The transaction further cements Assurant’s leadership position in vehicle protection and supports the company’s growth strategy in the broader global lifestyle market with an attractive product and client portfolio and a deepened global footprint.

“We are excited to close our acquisition of The Warranty Group, which significantly advances our global lifestyle growth strategy of helping consumers protect their appliances, mobile devices and electronics, while solidifying our global position as the premier provider of vehicle protection services,” said Assurant President and Chief Executive Officer Alan Colberg. “The combination of our two companies will support ongoing product and service innovation for our clients and consumers, while we expect to realize significant operating synergies and generate more diversified and predictable earnings over time.”

Jointly operating across 21 countries, the acquisition of The Warranty Group deepens Assurant’s global footprint and provides additional resources to accelerate Assurant’s mobile strategy in key markets such as Asia-Pacific. The Warranty Group’s U.S. vehicle protection business brings new client partnerships and distribution channels, including dealer networks and national accounts to Assurant. The acquisition also amasses greater consumer insights, which will be used to capitalize on emerging trends in the auto market to better serve clients and consumers. With annualized revenue greater than $2 billion as of March 31, 2018,(1) The Warranty Group expands Assurant’s size and scale within vehicle protection, extended service contracts and financial services. By the end of 2019, Assurant expects to generate $60 million of pre-tax operating synergies by optimizing global operations.

Today Assurant also announced the senior leadership teams of its Global Automotive business and its key regions.

As part of this transaction, Peter McGoohan and Eric Leathers, both representatives of TPG Capital, will join Assurant, Inc.’s board of directors and will serve on the board’s Compensation and Finance & Risk committees, respectively.

1 This reflects The Warranty Group revenues on an adjusted basis to conform to Assurant’s accounting for certain revenues.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

212.859.7005

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Vice President, Investor Relations

212.859.7062

suzanne.shepherd@assurant.com

Sean Moshier

Manager, Investor Relations

212.859.5831

sean.moshier@assurant.com